Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

between

GANNETT CO., INC., Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, Trustee

Dated as of June 16, 2005

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of June 16, 2005, between GANNETT CO., INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, a national banking association duly organized and existing under the laws of the United States of America (“Wells Fargo”).

W I T N E S S E T H :

WHEREAS, certain capitalized terms used in this Fourth Supplemental Indenture which are not defined herein but are defined in the Indenture (as defined below) shall have the meaning ascribed to them in the Indenture;

WHEREAS, the Issuer and Citibank, N.A. (“Citibank”) have executed and delivered heretofore an Indenture, dated as of March 1, 1983 (the “Indenture”), as amended and supplemented by a First Supplemental Indenture, dated as of November 5, 1986 (the “First Supplemental Indenture”), among the Issuer, Citibank and Sovran Bank, N.A. (now known as Bank of America, N.A.), a Second Supplemental Indenture dated as of July 1, 1995 (the “Second Supplemental Indenture”), among the Issuer, NationsBank, N.A. (now known as Bank of America, N.A.) and Crestar Bank (“Crestar”) (now known as SunTrust Bank), and a Third Supplemental Indenture dated as of March 14, 2002 (the “Third Supplemental Indenture”), among the Issuer, and Wells Fargo Bank Minnesota, N.A. (now known as Wells Fargo Bank, N.A.), pursuant to which the Issuer has issued and may issue, from time to time, one or more series of debt securities. (The term “Indenture” as used hereinafter refers to the Indenture as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, and the Third Supplemental Indenture);

WHEREAS, the Issuer shall issue a new series of debt securities of $500,000,000 aggregate principal amount of 4.125% Notes due June 15, 2008 (the “Notes”).

WHEREAS, in accordance with Section 6.14 of the Indenture, the Issuer has appointed Wells Fargo as trustee under the Indenture with respect to all such Notes issued pursuant to the Indenture;

WHEREAS, in accordance with Section 6.14 of the Indenture, Wells Fargo has accepted such appointment by the Issuer;

WHEREAS, pursuant to Section 8.4 of the Indenture, the Issuer has furnished Wells Fargo with an Opinion of Counsel and an Officer’s Certificate as conclusive evidence that this Fourth Supplemental Indenture complies with the applicable provisions of the Indenture; and

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid agreement of the Issuer and Wells Fargo have been done;

NOW THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes as follows:

SECTION 1. CONFIRMATION OF APPOINTMENT.

(a) The Issuer hereby confirms the appointment, pursuant to Section 6.14 of the Indenture, of Wells Fargo as trustee under the Indenture with respect to the Issuer’s $500,000,000 aggregate principal amount of 4.125% Notes due June 15, 2008.

(b) Wells Fargo hereby confirms its acceptance, pursuant to Section 6.14 of the Indenture, as trustee under the Indenture with respect to each of the Issuer’s $500,000,000 aggregate principal amount of 4.125% Notes due June 15, 2008.

SECTION 2. CONFIRMATION OF RIGHTS, POWERS, TRUSTS AND DUTIES.

The Issuer and Wells Fargo hereby confirm that:

(a) Wells Fargo Bank, N.A. (successor to Wells Fargo Bank Minnesota, N.A.) is vested with all rights, powers, trusts and duties of a Trustee under the Indenture with respect to each of the Issuer’s $700,000,000 aggregate principal amount of 5.500% Notes due April 1, 2007 and $500,000,000 aggregate principal amount of 6.375% Notes due April 1, 2012.

(b) Wells Fargo is vested with all rights, powers, trusts and duties of a Trustee under the Indenture with respect to the Issuer’s $500,000,000 aggregate principal amount of 4.125% Notes due June 15, 2008.

SECTION 3. NO UNDERTAKINGS OR REPRESENTATIONS.

Wells Fargo makes no undertakings or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of the validity or sufficiency of this Fourth Supplemental Indenture as an obligation of the Issuer or the proper authorization or the due execution hereof by the Issuer or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Issuer.

SECTION 4. CONFIRMATION OF INDENTURE.

Except as expressly supplemented hereby, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture is in all respects hereby ratified and confirmed. This Fourth Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 5. GOVERNING LAW.

This Fourth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 6. COUNTERPARTS.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 7. HEADINGS.

The headings contained herein are inserted for convenience only and shall not be used to construe or otherwise interpret the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, and the Issuer has caused its corporate seal to be hereunto affixed and attested, all as of the date first above written.

GANNETT CO., INC.

By:
	Name:	Gracia C. Martore
	Title:	Senior Vice President and Chief Financial Officer

[CORPORATE SEAL]

Attest:

By:
	Name:	Todd A. Mayman
	Title:	Vice President, Associate General Counsel and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
	Name:	Curtis H. Clicquennoi
	Title:	Vice President